Exhibit 10.5

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

As of May 7, 2013

Anthony Vuolo

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Dear Tony,

This letter confirms the terms of your continued employment with WebMD Health Corp. (the “Company” or “WebMD”) and amends your employment agreement with WebMD Health Corp dated as of July 14, 2005, as amended (the “Employment Agreement”). Terms defined herein without definition shall have the meanings specified in the Employment Agreement. The applicable provisions of the Employment Agreement are amended, effective as of the date hereof (the “Effective Date”), as follows:

1. Title. Effective May 7, 2013, you shall serve in the position of Senior Vice President and you shall report to the CEO or such other senior executive officer designated by CEO. Your responsibilities shall include such strategic projects as may be reasonably assigned by the Chairman or CEO of the Company.

2. Salary. As of the Effective Date, the Base Salary shall be $400,000.

3. Bonuses. (a) Your aggregate bonus for serving as Chief Financial Officer for the year ended December 31, 2012 (the “2012 Bonus”) ($450,000) was structured and payable as follows: (A) $90,000 of the 2012 Bonus was paid in March 2013, and (B) subject to and in accordance with the terms of the Company’s Supplemental Bonus Plan and Section 5 below, an amount equal to $360,000 was be contributed into the Supplemental Bonus Trust. In addition, you were paid an additional bonus of $250,000 for services as Interim CEO.

(b) You will be eligible for an annual bonus for the year ended December 31, 2013, the target of which will be 100% of your base salary with the opportunity to earn a total bonus of up to 150% of your target bonus (i.e., $600,000) (the “2013 Bonus”), as follows:

(i) Up to $300,000 will be payable based upon achievement of the 2013 revenue and earnings targets approved by the Compensation Committee.

(ii) Up to $300,000 will be payable in the sole discretion of the Compensation Committee or its designee. Any 2013 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2013, but no later than April 15, 2014 (to the extent applicable, such amount to be paid into the Supplemental Bonus Trust), so long as you are employed on such date, except as set forth in Section 5.

(c) For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 100% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee or its designee, so long as you are employed on the payment date (subject to Section 5.3 of the Employment Agreement).

(d) The determination as to whether the financial goals in Section 3(b)(i) have been met and the amount of the bonus, if any, payable under Section 3(b)(ii) will be determined in the sole discretion of the Compensation Committee or its designee. Reasonable adjustments shall be made by the Compensation Committee to the goals in its discretion to reflect the effect of acquisitions/divestitures and any other circumstances. The financial goals in Section 3(b)(i) will be the same goals established for other executives of the Company.

4. New Option. On May 8, 2013, you were granted a nonqualified option (the “New Options”) to purchase 50,000 shares of the Company’s common stock under the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price is equal to the closing price of the Company’s common stock on the date of grant and the New Options vest subject to your continued employment on the applicable vesting dates in equal annual installments of 50% commencing on the first anniversary of the date of grant (full vesting on the second anniversary of May 8, 2013); provided that in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason following a Change of Control (as defined below), the New Options, to the extent unvested, shall remain outstanding until the second vesting date and the 90-day post-termination exercise period shall commence on such date. The New Options will have a term of ten years, subject to earlier termination in the event of termination of employment in accordance with the Equity Plan. The New Options will be evidenced by the Company’s form of option agreement.

5. Termination of Employment.

(a) If (i) you resign at any time after six months from the Effective Date after serving as Senior Vice President, (ii) your employment is terminated by the Company for any reason other than for Cause or (iii) you terminate your employment for Good Reason (which, for the sake of clarity, does not include serving as Senior Vice President), (iv) your employment terminates as a result of death or disability, or (v) you terminate your employment at any time following the consummation of a Change of Control (which for all purposes of the Employment Agreement and all of your award agreements entered into prior to or on or after the date herefof shall be as defined in the Equity Plan) (each such event in subsections (i)-(v) above being a “Qualifying

Termination”), you will be entitled to receive the payments and benefits set forth in Section 5.3(a) of the Employment Agreement with the following modifications (subject to your written acknowledgement as provided in Section 5.4):

(i)	The Base Salary for purposes of Section 5.3(a)(i) shall be $450,000;

(ii)	The Prior Bonus Payment shall be deemed to equal the greater of (i) bonus payments applicable for the last full year in which you served as CFO (including any award under Supplemental Bonus Plan) but excluding the $250,000 bonus for service as Interim CEO and (ii) the bonus for the year prior to the year of termination; and

(iii)	You shall also be entitled to any unpaid amounts that have been contributed to the Supplemental Bonus Trust, payable within thirty (30) days of such termination.

(b) Notwithstanding the terms of the Employment Agreement or any of your outstanding award agreements, in the event of a Qualifying Termination, all options and restricted stock granted to you by the Company prior to the Effective Date (excluding the New Options) shall be treated in the same manner and you shall receive the same benefits as if your employment was terminated by the Company without Cause following a Change of Control (ie, the applicable vestings of the restricted stock shall accelerate upon the termination and the options shall remain in effect and continue to vest through the applicable vestings outstanding at the time of termination).

***

Except as modified by the terms of this Amendment, the terms of the Employment Agreement (including, without limitation, Section 6 thereof) and all your equity award agreements remain in effect. All references to the Employment Agreement will be references to the Employment Agreement as amended herein. Please acknowledge your agreement to the terms of this letter amendment (which includes, without limitation, that nothing herein gives rise to any event that constitutes “Good Reason” for purposes of the Employment Agreement or any other purpose), by signing and returning a copy to me.

Sincerely,

/s/ Douglas W. Wamsley
Douglas W. Wamsley
Executive Vice President

Agreed to and Accepted by:

/s/ Anthony Vuolo
Anthony Vuolo

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